SCHEDULE "A"

           AMENDED AND RESTATED DISTRIBUTION AND SERVICES PLAN (12b-1)
                               OF ALLEGHANY FUNDS
                         (formerly known as CT&T FUNDS)


Below are listed the Trust's separate series of shares under which this Amended and Restated Distribution and Services Plan is to be performed as of the date hereof.


                                  ALLEGHANY FUNDS (formerly known as CT&T FUNDS)

                           Alleghany/Chicago Trust Growth Fund Alleghany/Chicago Trust Growth & Income Fund Alleghany/Chicago Trust Balanced Fund (formerly known as Chicago Trust Asset Allocation Fund) Alleghany/Chicago Trust Bond Fund Alleghany/Chicago Trust Municipal Bond Fund Alleghany/Chicago Trust Talon Fund

                           Alleghany/Montag & Caldwell Growth Fund
                           Alleghany/Montag    &    Caldwell    Balanced    Fund
                           Alleghany/Chicago Trust Small Cap Value Fund Alleghany/Veredus Aggressive Growth Fund
                           Alleghany/Blairlogie     Emerging     Markets    Fund
                           Alleghany/Blairlogie International Developed Fund Alleghany/Chicago Trust Money Market Fund


This Schedule "A" may be amended from time to time upon approval of the Board of Trustees of the Trust, including a majority of the disinterested Trustees and by vote of a majority of the outstanding shares of beneficial interest effected.

As amended as of: March 18, 1999

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